Exhibit 99.1

August 8, 2023

Dear Fellow Shareholders:

For Q2 2023:

•
GAAP revenue was approximately $58.4 million, a decrease of 26%. Net income was approximately $2.7 million, a decrease of 78%; Adjusted EBITDA1 decreased 45% to $18.5 million. Net income margin was 5%; Adjusted EBITDA Margin1 was 32%.
•
GAAP Gross Margin was 67%; Adjusted Gross Margin1 was 71%.
•
Longer-Term Revenue decreased 28% to $23.6 million, representing 40% of total revenue.
•
Cash flow from operations was $9.8 million; Free Cash Flow1 was $6.0 million.

We are pleased that we hit our Q2 2023 forecast despite the macro weakness in the technology market during the quarter. While it is too early to say that we are seeing a recovery, we believe the environment feels like it is stabilizing. We are maintaining our previous 2023 guidance which reflects our expectation that the technology market will remain under pressure through the end of the year and our Q3 2023 guidance reflects the normally slower seasonality in the summer months that has historically impacted our results, especially in Europe and Asia.

Long time TechTarget shareholders know that we view slowdowns as an opportunity to use our position as a market leader and our strong balance sheet to aggressively reinvest and optimize our business in anticipation of the next upturn. Thinking back to Q2 2022, when we had record revenue (creating a high comparable for this year), it was all hands on deck to sell and deliver against that level of demand. In contrast, this Q2, we realize we are in an investment cycle and are focused on strengthening our foundation for our next level of growth.

There are several areas where we are investing and focusing. These include optimizing our organizational structure, increasing the size of our development team to support significant product improvements, and a big focus on AI both as a content area and a source of expertise for our audience as well as the implementation of AI-based solutions that can benefit our audience and customers.

___________________

1 Non-GAAP measures. See “Non-GAAP Financial Measures” for definitions and reconciliations.

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We never lose sight of the fact that one of our biggest competitive advantage is that we have the largest audience of registered IT buyers, who trust our top-notch content to help them make big ticket technology purchases. This is critical because our audience opts in and gives us permission to share their contact information with relevant technology vendors. Since we own and operate all of our own sites, all of our purchase intent data is first party. The level of transparency and permission we provide to our customers is crucial to them as they automate their account-based marketing efforts in an environment where sensitivity to privacy issues is paramount and the growing level of privacy regulations, like the CCPA/CPRA and others, limit their outreach options. We have a significant competitive advantage against other solutions that rely on third party data and can provide data only at the account level and not the individual prospect level, like we do.

A big focus of ours is helping our customers maximize our data across their full marketing and sales ecosystem. We recently announced a significant feature release for Priority Engine that enhanced our Salesforce integration capabilities including the ability to understand how customers’ programs impact specific sales opportunities in our Opportunity Dashboard, and the ability to integrate customer Salesforce data into their Priority Engine experience through our new Salesforce Connector. Our recent release also provides at-a-glance visualization of accounts’ purchase research over time in our Account Journey feature along with general usability enhancements to streamline our customers’ use of the solution. These new features help our customers better marry their own first party and third party data with our individual prospect data to help them prioritize accounts and personalize outreach, and we are working with different ABM software platforms to improve integration of our data into their systems to help our joint customers see more success. The significant product and integration progress we have made this year is a direct result of our decision to increase our investment in Priority Engine related product development by 50% last year. We are planning on increasing the size of that team again as we head into 2024.

Our focus on producing top-quality, relevant content continues to pay dividends. Even though we lapped the 50% gains in organic search from Q2 2022, we grew organic search another 18% in Q2 2023. A good example of this is the content that we have been generating for our site SearchEnterpriseAI.com, a site we launched 5 years ago! We have over 800 AI-related articles that are rated #1 on Google organic search. Launching our AI website 5 years ago is a good example of how our large audience and sophisticated audience data analytics give us a roadmap of where the technology market is expected to go and allow us to get a big head start. We believe the AI end market could eventually be as important as the cloud revolution, which was the most recent technology megatrend to benefit TechTarget’s business.

Speaking of AI, this is an area of significant investment for us. Besides producing some of the best content on the web around Enterprise AI, we are working on several projects that we believe will benefit both our audience and customers. On the audience side, we are exploring the use of AI to enhance our recommendation engines and to offer personalized and prescriptive guidance. On the customer side, we continue to make progress on how we can effectively deploy AI to assist our customers in using our data to create customized emails and sales scripts quickly and in scale.

We are also using the slowdown to optimize our organization with an eye on streamlining operations, improving our go to market processes, and reducing expenses, where appropriate. We have fully integrated the Sales and Customer Success teams from the companies we acquired under experienced TechTarget managers, which has resulted in improved productivity and efficiency. We have streamlined systems and processes over this period, and aligned personnel to our highest prioritized initiatives to attack the larger market opportunity that we have.

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Balance Sheet and Liquidity

As of June 30, 2023, we had approximately $334.3 million in cash, cash equivalents and short-term investments.

As of June 30, 2023, we had approximately $465 million aggregate principal of convertible senior notes outstanding, which are convertible into shares of our common stock contingent upon the satisfaction of certain conditions contained within the applicable indenture governing the notes. Our 2025 convertible senior notes ($51 million aggregate principal amount outstanding as of June 30, 2023) bear interest at a rate of 0.125% per annum, have regular semi-annually interest payments (June and December) and mature in December 2025. Our 2026 convertible senior notes ($414 million aggregate principal amount outstanding as of June 30, 2023) do not bear interest and mature in December 2026. We also have $75 million in borrowing capacity under our revolving credit facility which also has a $5 million letter-of-credit sublimit and a maturity date of October 29, 2023.

Repurchase Plan

In November 2022, we announced the adoption of a re-purchase program (the “November 2022 Program”) that authorized the repurchase of up to $200 million of our outstanding common stock and convertible debt from time to time on the open market or in privately negotiated transactions with an expiration in November of 2024.

During the quarter ended June 30, 2023, we repurchased 737,369 shares of our common stock at an average price of $33.88 per share for a total expenditure of $25.0 million. All repurchases were made under the November 2022 Program approved by our board of directors. As of June 30, 2023, $135.1 million remained available under the November 2022 Repurchase Program.

Q3 2023 and full year 2023 Guidance

For Q3 2023, we expect revenue to be between $55.0 million and $57.0 million. We expect Q3 2023 net loss to be between $3.3 million and $2.6 million and Adjusted EBITDA1 to be between $16.2 million and $17.2 million.

Today we are reaffirming our full year 2023 forecast of revenue between $225 million and $230 million, net income (loss) to be between $(2.0) million and $1.1 million and Adjusted EBITDA1 to be between $65.0 million and $70.0 million.

Summary

Downturns are not fun, but they are a fact of life in the technology market. We have a proven track record of taking advantage of downturns to strengthen the business. We are optimistic that the things we are doing in 2023 will yield significant benefits in the future.

Sincerely,

Michael Cotoia	Greg Strakosch
Chief Executive Officer	Executive Chairman

© 2023 TechTarget, Inc. All rights reserved. TechTarget and the TechTarget logo are registered trademarks of TechTarget. All other trademarks are the property of their respective owners.

___________________
1 Non-GAAP measures. See “Non-GAAP Financial Measures” for definitions and reconciliations.

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Conference Call and Webcast

TechTarget will discuss these financial results in a conference call at 5:00 p.m. (Eastern Time) today (August 8, 2023). Our Letter to Shareholders with supplemental financial information will be posted to the Investor Relations section of our website.

NOTE: Our Letter to Shareholders will not be read on the conference call. The conference call will include only brief remarks followed by questions and answers.

The public is invited to listen to a live webcast of TechTarget’s conference call, which can be accessed on the investor relations website at https://investor.techtarget.com. The conference call can also be heard via telephone by dialing:

•
United States (Toll Free): 1 833 470 1428
•
United States: 1 404 975 4839
•
Canada (Toll Free): 1 833 950 0062
•
Canada (Local): 1 226 828 7575
•
United Kingdom (Toll Free): +44 808 189 6484
•
United Kingdom: +44 20 8068 2558
•
Access code: 032486
•
Please access the call at least 10 minutes prior to the time the conference is set to begin.
•
Please ask to be joined into the TechTarget call.

For those investors unable to participate in the live conference call, a replay of the conference call will be available via telephone beginning August 8, 2023 one (1) hour after the conference call through August 31, 2023. To listen to the replay:

•
United States (Toll Free): 1 866 813 9403
•
United States (Local): 1 929 458 6194
•
Canada: 1 226 828 7578
•
United Kingdom (Local): 0204 525 0658
•
Access Code: 825049

The webcast replay will also be available on https://investor.techtarget.com during the same period.

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Non-GAAP Financial Measures

This letter and the accompanying tables include a discussion of Adjusted Revenue, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Net Income, Adjusted Net Income Per Diluted Share and Free Cash Flow, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with GAAP.

“Adjusted EBITDA” means earnings before net interest, other income and expense such as asset impairment (including expenses related to the induced conversion of our 2025 convertible notes), income taxes, depreciation and amortization, as further adjusted to include the impact of the fair value adjustments to contingent consideration and acquired unearned revenue and to exclude stock-based compensation and other one-time charges, such as costs related to acquisitions or reduction in forces expenses, if any.

“Adjusted EBITDA Margin” means Adjusted EBITDA divided by Adjusted Revenue.

“Adjusted Gross Margin” means Adjusted Gross Profit divided by Adjusted Revenue.

“Adjusted Gross Profit” means gross profit adding back the effects of stock compensation, depreciation and amortization, and the impact of fair value adjustments to acquired unearned revenue.

“Adjusted Net Income” means net income adjusted for amortization, stock-based compensation, foreign exchange, interest on our debt instruments (including expenses related to the induced conversion of our 2025 convertible notes), impact of the fair value adjustment to contingent consideration and acquired unearned revenue and one-time charges, if any, as further adjusted for the related income tax impact of the adjustments.

“Adjusted Net Income Per Diluted Share” means Adjusted Net Income divided by adjusted weighted average diluted shares outstanding. We adjust the average diluted shares outstanding to include shares on the if converted basis for our convertible note.

“Adjusted Revenue” means revenue recorded in accordance with GAAP plus the impact of fair value adjustments to acquired unearned revenue in accordance with ASC 805, Business Combinations.

“Free Cash Flow” means the change in net cash provided by operations less purchases of equipment and other capitalized assets.

“Longer-Term Contracts” means contracts in excess of 270 days.

“Longer-Term Revenue” means the amount of revenue subject to Longer-Term Contracts.

“Revenue from Our Legacy Global Customers” means GAAP revenue from this cohort of customers.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definitions of Adjusted EBITDA, Free Cash Flow, Adjusted EBITDA margin, Adjusted Gross Margin, Adjusted Net Income, Adjusted Revenue and Adjusted Net Income Per Diluted Share, may not be comparable to the definitions as reported by other companies. We believe that these measures provide relevant and useful information to enable us and investors to compare our operating performance using an additional measurement. We use these measures in our internal management reporting and planning process as primary measures to evaluate the operating performance of our business, as well as potential acquisitions.

The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, Adjusted EBITDA, Adjusted Revenue growth and the percentage of revenue under Longer-Term Contracts are used as the principal financial metrics in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors. Adjusted Net Income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly tied to the core operations of our business, such as costs related to acquisitions and interest on our debt instruments. Free

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Cash Flow represents net cash provided by operating activities excluding purchases of property and equipment and other capitalized assets. Free Cash Flow provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment and other capitalized assets, which can then be used to, among other things, invest in the business and make strategic acquisitions. A limitation of the utility of Free Cash Flow as a measure of financial performance is that it does not represent the total increase or decrease in our cash balance for the period. We use revenue from our legacy global customers to monitor customer concentration trends within the Company, which we deem an important metric for evaluating revenue diversification. Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables, except that full reconciliations of certain forward-looking non-GAAP measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of certain items, including but not limited to, stock-based compensation and other one-time charges such as acquisitions.

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Cautionary Note Regarding Forward-Looking Statements

This shareholder letter contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included or referenced in this shareholder letter that address activities, events or developments which we expect will or may occur in the future are forward-looking statements, including statements regarding our intent, beliefs or current expectations and those of our management team. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern our expectations, strategy, priorities, plans, or intentions. Such statements may include those regarding our future financial results and other projections or measures of our future operating performance, including the drivers of such growth, profitability, and performance (including, in each case, any potential impact of product and service development efforts, third-party privacy initiatives, GDPR and other similar laws, potential changes to customer relationships, and other operational decisions); expectations concerning market opportunities and our ability to capitalize on them; the amount and timing of the benefits expected from acquisitions, new strategies, products or services and other potential sources of additional revenue; and the behavior of our members, partners, and customers. These statements speak only as of the date of this shareholder letter and are based on our current plans and expectations. Such forward-looking statements are not guarantees of future performance and involve important risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services, including continued increased sales of our IT Deal Alert offerings and continued increased international growth; relationships with customers, strategic partners and employees; the impact of the COVID-19 pandemic, or future health pandemics and any related economic downturns, on our business, operations, and the markets in which we and our customers operate; difficulties in integrating acquired businesses; changes in economic or regulatory conditions or other trends affecting the internet, internet advertising and information technology industries; data privacy laws, rules, and regulations; the impact of foreign currency exchange rates; certain macroeconomic factors facing the global economy, including instability in the regional banking sector, disruptions in the capital markets, economic sanctions and economic slowdowns or recessions, rising inflation and interest rate fluctuations on our results and other matters included in our SEC filings, including in our Annual Report on Form 10-K for the year ended December 31, 2022 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023. Actual results may differ materially from those contemplated by the forward-looking statements. We undertake no obligation to update our forward-looking statements to reflect future events or circumstances.

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TechTarget, Inc.

Consolidated Balance Sheet

(in 000’s, except per share data)

	June 30, 2023	December 31, 2022
Assets	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$238,022	$344,523
Short-term investments	96,279	20,210
Accounts receivable, net of allowance for doubtful accounts of $5,082 and $4,494 respectively	50,988	60,359
Prepaid expenses and other current assets	6,118	5,745
Total current assets	391,407	430,837
Property and equipment, net	24,062	22,507
Goodwill	193,774	192,227
Intangible assets, net	93,220	95,517
Operating lease assets with right-of-use	18,654	20,039
Deferred tax assets	8,831	2,945
Other assets	669	645
Total assets	$730,617	$764,717
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,329	$3,298
Current operating lease liabilities	3,968	4,099
Accrued expenses and other current liabilities	6,182	10,935
Accrued compensation expenses	1,385	4,643
Income taxes payable	4,324	7,827
Contract liabilities	20,577	27,086
Total current liabilities	39,765	57,888
Non-current operating lease liabilities	18,530	20,371
Convertible senior notes	456,949	455,694
Deferred tax liabilities	13,076	13,290
Total liabilities	528,320	547,243
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 58,036,732 and 57,919,501 shares issued, respectively; 27,820,748 and 29,023,093 shares outstanding, respectively	58	58
Treasury stock, at cost; 30,215,984 and 28,896,408 shares, respectively	(328,876)	(278,876)
Additional paid-in capital	452,353	425,458
Accumulated other comprehensive loss	(5,929)	(9,537)
Retained earnings	84,691	80,371
Total stockholders’ equity	202,297	217,474
Total liabilities and stockholders’ equity	$730,617	$764,717

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TechTarget, Inc.

Consolidated Statements of Operations and Comprehensive Income

(in 000’s, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$58,429	$78,876	$115,543	$147,041
Cost of revenue(1)	18,406	19,751	35,756	37,597
Amortization of acquired technology	694	698	1,367	1,443
Gross profit	39,329	58,427	78,420	108,001
Operating expenses:
Selling and marketing(1)	24,915	24,798	49,671	49,053
Product development(1)	2,457	3,081	5,066	6,199
General and administrative(1)	7,706	7,689	15,624	15,531
Depreciation, excluding depreciation of $919, $654, $1,764 and $1,276, respectively, included in cost of revenue	2,095	1,767	4,095	3,432
Amortization	1,506	1,977	2,999	3,989
Total operating expenses	38,679	39,312	77,455	78,204
Operating income	650	19,115	965	29,797
Interest and other income (expense), net	2,915	(984)	5,672	(1,544)
Income before provision for income taxes	3,565	18,131	6,637	28,253
Provision for income taxes	890	5,716	2,317	8,674
Net income	$2,675	$12,415	$4,320	$19,579
Other comprehensive income (loss), net of tax:
Unrealized loss on investments (net of tax provision effect of $(40), $(39), $(22) and $(59), respectively)	$(142)	$(138)	(79)	$(207)
Foreign currency translation gain (loss)	1,658	(7,037)	3,687	(9,732)
Other comprehensive income (loss)	1,516	(7,175)	3,608	(9,939)
Comprehensive income	$4,191	$5,240	$7,928	$9,640
Net income per common share:
Basic	$0.10	$0.42	$0.15	$0.66
Diluted	$0.10	$0.38	$0.15	$0.61
Weighted average common shares outstanding:
Basic	28,055	29,574	28,406	29,641
Diluted	32,162	34,265	28,616	34,344

(1) Amounts include stock-based compensation expense as follows:

Cost of revenue	$831	$770	$1,652	$1,409
Selling and marketing	7,844	5,529	15,381	10,596
Product development	429	351	889	831
General and administrative	3,580	2,485	7,038	5,954

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TechTarget, Inc.

Consolidated Statements of Cash Flows

(in 000’s, except per share data)

	For the Six Months Ended
	June 30,
	2023	2022
	(Unaudited)
Operating activities:
Net income	$4,320	$19,579
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,859	4,708
Amortization	4,366	5,432
Provision for bad debt	1,405	907
Stock-based compensation	24,960	18,790
Amortization of debt issuance costs	1,255	1,248
Deferred tax benefit	(6,574)	(3,348)
Changes in operating assets and liabilities:
Accounts receivable	8,079	(10,310)
Operating lease assets with right of use	1,104	1,440
Prepaid expenses and other current assets	(355)	(907)
Other assets	(25)	245
Accounts payable	23	3,937
Income taxes payable	(3,444)	4,600
Accrued expenses and other current liabilities	(3,141)	2,137
Accrued compensation expenses	(1,386)	(2,541)
Operating lease liabilities with right of use	(1,769)	(1,922)
Contract liabilities	(6,703)	7,222
Other liabilities	—	(2,778)
Net cash provided by operating activities	27,974	48,439
Investing activities:
Purchases of property and equipment, and other capitalized assets, net	(7,291)	(7,163)
Purchases of investments	(76,171)	(96)
Acquisitions of businesses, net	—	175
Net cash used in investing activities	(83,462)	(7,084)
Financing activities:
Tax withholdings related to net share settlements	(177)	(4,382)
Purchase of treasury shares and related costs	(50,000)	(17,492)
Proceeds from stock option exercises	18	—
Issuance of common stock from ESPP	650	—
Payment of earnout liabilities	(2,267)	(5,206)
Net cash used in financing activities	(51,776)	(27,080)
Effect of exchange rate changes on cash and cash equivalents	763	(1,754)
Net increase (decrease) in cash and cash equivalents	(106,501)	12,521
Cash and cash equivalents at beginning of period	344,523	361,623
Cash and cash equivalents at end of period	$238,022	$374,144
Supplemental disclosure of cash flow information:
Cash paid for taxes, net	$12,433	$7,407
Schedule of non-cash investing and financing activities:
Right of use assets and lease liabilities	$314	$—

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TechTarget, Inc.

Reconciliation of Revenue to Adjusted Revenue

(in 000’s)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Revenues	$58,429	$78,876	$115,543	$147,041
Impact of fair value adjustment on acquired unearned revenue	—	501	—	1,676
Adjusted Revenue	$58,429	$79,377	$115,543	$148,717

TechTarget, Inc.

Reconciliation of Gross Profit to Adjusted Gross Profit

(in 000’s)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Gross Profit	$39,329	$58,427	$78,420	$108,001
Stock compensation	831	770	1,652	1,409
Depreciation and amortization	1,613	1,352	3,131	2,719
Impact of fair value adjustment of acquired unearned revenue	—	501	—	1,676
Adjusted Gross Profit	$41,773	$61,050	$83,203	$113,805
Gross Margin	67%	74%	68%	73%
Adjusted Gross Margin	71%	77%	72%	77%

TechTarget, Inc.

Reconciliation of Cash Provided by Operations to Free Cash Flow

(in 000’s)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Net cash provided by operating activities	$9,756	$20,882	$27,974	$48,439
Purchases of property and equipment, and other capitalized assets, net	(3,743)	(3,585)	(7,291)	(7,163)
Free Cash Flow	$6,013	$17,297	$20,683	$41,276

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TechTarget, Inc.

Reconciliation of Net Income to Adjusted EBITDA and Net Income Margin to Adjusted EBITDA Margin

(in 000’s)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Net income	$2,675	$12,415	$4,320	$19,579
Interest expense (income), net	(2,942)	433	(5,600)	924
Provision for income taxes	890	5,716	2,317	8,674
Depreciation and amortization	5,214	5,096	10,225	10,140
EBITDA	5,837	23,660	11,262	39,317
Stock-based compensation expense	12,684	9,135	24,960	18,790
Other expense (income), net	26	551	(73)	619
Impact of fair value adjustment on acquired unearned revenue	—	501	—	1,676
Adjusted EBITDA	$18,547	$33,847	$36,149	$60,402
Net income margin	5%	16%	4%	13%
Adjusted EBITDA margin	32%	43%	31%	41%

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TechTarget, Inc.

Reconciliation of Net Income to Adjusted Net Income and

Net Income per Diluted Share to Adjusted Net Income per Diluted Share

(in 000’s, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Net income	$2,675	$12,415	$4,320	$19,579
Provision for income taxes	890	5,716	2,317	8,674
Net income before taxes	3,565	18,131	6,637	28,253
Amortization of intangible assets	2,200	2,675	4,366	5,432
Stock-based compensation expense	12,684	9,135	24,960	18,790
Foreign exchange loss, impairment and interest expense	713	1,221	1,300	1,952
Impact of fair value adjustment on acquired unearned revenue	—	501	-	1,676
Adjusted income tax provision (1)	(4,735)	(8,410)	(9,257)	(14,774)
Adjusted net income	$14,427	$23,253	$28,006	$41,329

Net income per diluted share(2)	$0.10	$0.38	$0.15	$0.61
Weighted average diluted shares outstanding	32,162	34,265	28,616	34,344

Adjusted net income per diluted share	$0.45	$0.68	$0.86	$1.20
Adjusted weighted average diluted shares outstanding (3)	32,162	34,265	32,494	34,344

(1)
Adjusted income tax provision was calculated using an adjusted effective tax rate, excluding discrete items, for each respective period.
(2)
Includes add back of $0.6 million interest expense for the 2025 and 2026 notes for the three months ended June 30, 2023. For the six months ended June 30, 2023, the interest expense and amortization of note costs relating to the shares issuable upon conversion of our outstanding convertible notes were excluded from the calculation as they would have been anti-dilutive. Includes add back of $0.6 million and $1.3 million in interest expense for the 2025 and 2026 notes for the three and six months ended June 30, 2022, respectively.
(3)
Adjusted weighted average diluted shares outstanding for the three and six months ended, June 30, 2023 includes 4.1 million shares related to unvested stock awards calculated using the treasury method and the dilutive impact on the if converted basis of our convertible bond, respectively. Adjusted weighted average diluted shares outstanding for the three and six months ended, June 30, 2022 includes 4.7 million shares related to unvested stock awards calculated using the treasury method and the dilutive impact on the if converted basis of our convertible bond, respectively.

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TechTarget, Inc.

Financial Guidance for the Three Months Ended September 30, 2023

(in 000’s)

(Unaudited)

	Three Months Ended September 30, 2023
	Range
Revenue	$55,000	$57,000

Net Loss	(3,300)	(2,600)
Depreciation, amortization and stock-based compensation	17,200	17,200
Interest and other expense, net	(2,700)	(2,700)
Provision for income taxes	5,000	5,300
Adjusted EBITDA	$16,200	$17,200

TechTarget, Inc.

Financial Guidance for the Year Ended December 31, 2023

(in 000’s)

(Unaudited)

	Year Ended December 31, 2023
	Range
Revenue	$225,000	$230,000

Net income (loss)	(2,000)	1,100
Depreciation, amortization and stock-based compensation	68,000	68,000
Interest and other expense, net	(11,000)	(11,000)
Provision for income taxes	10,000	11,900
Adjusted EBITDA	$65,000	$70,000

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